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                                                         Exhibit 10.10








Nicholas Ioli, Jr.
14 Crooked Hill
Oakland, New Jersey 07436

Dear Nick:

As we discussed, this Letter Agreement (the "Letter Agreement") will serve to amend the Employment Agreement (the "Agreement") entered into as of November 1, 2000, by and between yourself and The Great Atlantic & Pacific Tea Company, Inc. (the "Company"). Notwithstanding Section 10 of the Agreement which provides for an 18 month severance benefit period (the "Severance Period"), the Company is agreeable to reviewing, on a month-to-month basis, the possible extension of the Severance Period to 24 months. Accordingly, at the end of the 17th month of the Severance Period, should you not be employed, the Company will, after considering all of the circumstances, determine if it chooses to extend the Severance Period for an additional month. If the Company so decides to extend the Severance Period for a 19th month, then at the end of the 18th month, should you still not be employed, we will again review all of the circumstances, and so on and so forth through and finally concluding at the end of the 23rd month from the date of your termination. If at any time during the review process, should the Company decide not to extend the Severance Period, then at such time the process shall end.

Except as amended by this Letter Agreement, the terms of the Agreement shall remain in full force and effect.

Sincerely,

The Great Atlantic & Pacific Tea Company, Inc.


By:   /s/Laurane Magliari
      ------------------------
      Laurane Magliari
      Senior Vice President


AGREED TO AND ACCEPTED BY:


/s/Nick Ioli, Jr. 04/03/02
--------------------------
Nick Ioli, Jr.